SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 2
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Per-Se Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	58-1651222

(State of Incorporation or Organization)	(IRS Employer Identification No.)

1145 Sanctuary Parkway, Suite 200, Alpharetta, GA	30004

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:

(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

NONE	NOT APPLICABLE

Securities to be registered pursuant to Section 12(g) of the Act:
PREFERRED STOCK PURCHASE RIGHTS

(Title of Class)

Item 1.     Description of Registrant’s Securities to be Registered.
     Reference is hereby made to the Registration Statement on Form 8-A dated February 12, 1999 and filed with the Securities and Exchange Commission (File No. 000-19480) on February 12, 1999 (the “Original Form 8-A”) by Per-Se Technologies, Inc., a Delaware corporation formerly known as Medaphis Corporation (the “Registrant”) and to Amendment No. 1 on Form 8-A/A dated February 22, 2005 and filed with the Securities and Exchange Commission (File No. 000-19480) on February 22, 2005 (“Amendment No. 1 to Form 8-A”), relating to the rights distributed to the stockholders of the Registrant (the “Rights”) in connection with the Rights Agreement, dated as of February 11, 1999, by and between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), as amended on May 4, 2000, December 6, 2001, March 10, 2003 and February 18, 2005 (as amended, the “Rights Agreement”). The Original Form 8-A and Amendment No. 1 to Form 8-A are incorporated herein by reference.
     On August 26, 2005, the Registrant and the Rights Agent executed a Fifth Amendment to the Rights Agreement (the “Fifth Amendment”) providing for the exclusion of NDCHealth Corporation, a Delaware corporation (“NDC”) and its stockholders, Affiliates and Associates (as such capitalized terms are defined in the Rights Agreement) from the definition of the term Acquiring Person such that no Acquisition Transaction, Distribution Date, or Triggering Event (as such capitalized terms are defined in the Rights Agreement) would be deemed to occur solely by virtue of the execution of the Agreement and Plan of Merger, dated August 26, 2005, among the Registrant, NDC and Royal Merger Co., a Delaware corporation and a wholly owned subsidiary of NDC (the “NDC Merger Agreement”), or by the transactions contemplated by the NDC Merger Agreement.
     On November 5, 2006, the Registrant and the Rights Agent executed a Sixth Amendment to the Rights Agreement (the “Sixth Amendment”) providing for the exclusion of McKesson Corporation, a Delaware corporation (“McKesson”) and its stockholders, Affiliates and Associates (as such capitalized terms are defined in the Rights Agreement) from the definition of the term Acquiring Person such that no Acquisition Transaction, Distribution Date, or Triggering Event (as such capitalized terms are defined in the Rights Agreement) would be deemed to occur solely by virtue of the approval, execution, delivery, adoption or performance of: (a) the Agreement and Plan of Merger, dated November 5, 2006, among McKesson, Packet Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of McKesson, and the Registrant (the “McKesson Merger Agreement”), (b) the Voting Agreement, dated November 5, 2006, among the stockholders of Registrant set forth on the signature pages thereto, McKesson, and solely for purposes of Section 5.02, the Registrant (the “Voting Agreement”), (c) the transactions contemplated by the McKesson Merger Agreement or the Voting Agreement, or (d) the public announcement of any of the foregoing.
     The Sixth Amendment also amends Section 7(a) of the Rights Agreement and adds a new Section 35 thereto, to provide in effect that the Rights Agreement and the Rights of the holders granted thereunder shall terminate immediately prior to the Effective Time of the McKesson

Merger Agreement (as the “Effective Time” is defined in the McKesson Merger Agreement), and contingent upon the occurrence of the Effective Time.
     The foregoing descriptions of the Fifth Amendment and Sixth Amendment are general descriptions only and are qualified in their entirety by reference to such amendments, which are filed herewith as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.
Item 2.     Exhibits.
     The following exhibits are filed as part of this Registration Statement.
4.1	Fifth Amendment to Rights Agreement, dated August 26, 2005, between Per-Se Technologies, Inc. and American Stock Transfer & Trust Company.

4.2	Sixth Amendment to Rights Agreement, dated November 5, 2006, between Per-Se Technologies, Inc. and American Stock Transfer & Trust Company.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 8, 2006

PER-SE TECHNOLOGIES, INC.

	By:	/s/ STEPHEN M. SCHEPPMANN

Stephen M. Scheppmann Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

4.1	Fifth Amendment, dated as of August 26, 2005, to the Rights Agreement, dated as of February 11, 1999 (as amended on each of May 4, 2000, December 6, 2001, March 10, 2003, and February 18, 2005), by and between Per-Se Technologies, Inc. and American Stock Transfer & Trust Company, a New York banking corporation, as Rights Agent.

4.2	Sixth Amendment, dated as of November 5, 2006, to the Rights Agreement, dated as of February 11, 1999 (as amended on each of May 4, 2000, December 6, 2001, March 10, 2003, February 18, 2005 and August 26, 2005), by and between Per-Se Technologies, Inc. and American Stock Transfer & Trust Company, a New York banking corporation, as Rights Agent.

4